UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 ____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 21, 2013 (November 18, 2013)
VALENCE TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-20028	77-0214673
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

12303 Technology Boulevard, Suite 950 Austin, Texas 78727
(Address of principal executive offices)

(512) 527-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03. Bankruptcy or Receivership.

As previously disclosed, on July 12, 2012, Valence Technology, Inc. (the “Debtor”) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”), in Case No. 12-11580-CAG. The Debtor subsequently filed a proposed plan of reorganization (as amended on September 20, 2013, the “Plan”) and related disclosure statement (as amended on September 20, 2013) with the Bankruptcy Court. On November 18, 2013, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan.

The Plan provides for the resolution of outstanding claims against, and equity interests in, the Debtor. Among other things, the Plan provides that (i) each holder of an allowed Priority Non-Tax Claim (as defined in the Plan), an allowed DIP Claim (as defined in the Plan), an allowed Convenience Claim (as defined in the Plan) or an allowed general unsecured claim of $500 or less will be paid in full; (ii) Berg & Berg Enterprises, LLC (the “Pre-petition Secured Lender”), the holder of pre-petition secured indebtedness of the Debtor, will extend the maturity date of part of its pre-petition secured claim under a new promissory note secured by a first priority lien against all of the reorganized Debtor’s assets, and receive, in exchange for its remaining pre-petition secured claim in the amount of $50 million, 100% of the shares of New Valence Stock (as defined in the Plan, “New Valence Stock”), representing 100% of the reorganized Debtor’s issued and outstanding shares of capital stock on the effective date, (iii) holders of certain classes of unsecured claims will receive payment in full over time, (iv) holders of pre-petition equity interests in the Debtor, including, without limitation, any shares of the Debtor’s preferred stock, common stock, and any option, warrant or right to acquire any ownership interest in the Debtor, will receive no distribution, and (v) all pre-petition equity interests in the Debtor will be canceled on the effective date of the Plan. Under the terms of the Plan, the Pre-petition Secured Lender will provide exit financing to the Debtor by entering into a new loan agreement in the amount of $20 million with the reorganized Debtor on the effective date of the Plan (the “New Loan”). The New Loan will have a 5-year term and simple accrued interest at the rate of 5% per annum, and will be secured by a first priority lien against all of the reorganized Debtor’s assets. Payment of the New Loan will be subordinated to payment of claims of a number of junior classes, including, without limitation, the general unsecured creditors. The proceeds from the New Loan will be used to pay claims under the Plan and to fund the reorganized Debtor’s working capital and general corporate needs.

The Plan will become effective upon satisfaction or waiver of certain conditions precedent, including that (i) all documents, instruments and agreements provided for under, or necessary to implement the Plan will have been executed and delivered unless such execution or delivery has been waived and all such documents, instruments and agreements will be effective on the effective date, (ii) the Debtor will have entered into the New Loan, and all conditions precedent to funding under the New Loan will have been satisfied or waived, (iii) all payments to be made by the Debtor by or on the effective date will have been made or will be made on the effective date or as soon as practicable thereafter, (iv) the Debtor will have obtained all governmental and other regulatory approvals or rulings that may be necessary for consummation of the Plan or that are required by law, regulation or order, and (v) no stay of the Confirmation Order will be in effect at the time the other conditions set forth in the Plan are satisfied or waived.

At November 18, 2013, the Debtor had 861 shares of preferred stock and 169,997,985 shares of common stock issued and outstanding. Under the terms of the Plan, all such shares of the Debtor’s preferred stock and common stock and any other equity interests in the Debtor will be cancelled on the effective date of the Plan; the type and number of shares of New Valence Stock are to be determined and will be issued to the Pre-petition Secured Lender, representing 100% of the reorganized Debtor’s issued and outstanding shares of capital stock on the effective date of the Plan; 10% of the Reorganized Debtor’s equity capitalization will be reserved for future issuance under the Equity Incentive Plan (as defined in the Plan) on the effective date of the Plan.

Information as to the assets and liabilities of the Debtor as of September 30, 2013 is set forth in the Debtor’s monthly operating report as of and for the month ended September 30, 2013 (the “Monthly Operating Report”), filed by the Debtor with the Bankruptcy Court on October 21, 2013. A copy of the Monthly Operating Report is attached as Exhibit 99.1 to the Current Report on Form 8-K filed on November 4, 2013.

The foregoing does not purport to be a complete description of the terms of the Plan or the Confirmation Order, and is qualified in its entirety by reference to the copies of the Plan and the Confirmation Order which are filed herewith as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1   First Amended Chapter 11 Plan of Reorganization of Valence Technology, Inc., dated September 20, 2013.

Exhibit 99.2   Order Confirming First Amended Chapter 11 Plan of Reorganization of Valence Technology, Inc., dated November 18, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALENCE TECHNOLOGY, INC.

Dated: November 21, 2013	By:	/s/ Roger A. Williams
Roger A. Williams
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit 99.1   First Amended Chapter 11 Plan of Reorganization of Valence Technology, Inc., dated September 20, 2013.

Exhibit 99.2   Order Confirming First Amended Chapter 11 Plan of Reorganization of Valence Technology, Inc., dated November 18, 2013.